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                                      FORM 8 - A

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                               _______________________

                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF THE
                           SECURITIES EXCHANGE ACT OF 1934



                             Consolidated Products, Inc.
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                (Exact name of registrant as specified in its charter)


     Indiana                                              37-0684070
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(State of incorporation or organization)               (I.R.S. Employer
                                                       Identification No.)


 500 Century Building, 36 South Pennsylvania Street, Indianapolis, IN 46204
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(Address of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each  class                    Name of each exchange on which
     to be so registered                     each class is to be registered
     --------------------                    ------------------------------

     Common Stock, Stated Value              New York Stock Exchange
          $.50 Per Share

     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:


                                         None
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ITEM 1.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

          The securities to be registered are shares of the Common Stock, Stated Value $.50 per share, of Consolidated Products, Inc. (the "Company").

          Holders of Common Stock are entitled to receive, pro rata, dividends when and as declared by the Board of Directors at its discretion out of any funds lawfully available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to participate ratably in the distribution of such assets remaining after payment of liabilities, in each case subject to any preferential liquidation or redemption rights. The Common Stock does not have any preemptive rights or redemption or sinking fund provisions. The issued and outstanding shares of Common Stock are fully paid and nonassessable.

          Holders of Common Stock are entitled to vote at all meetings of shareholders of the Company for the election of directors and on any other matters which may be submitted to a vote of the shareholders, with each share entitled to one vote. In voting for directors, the Common Stock does not have cumulative voting rights, which means that the holders of more than 50% of the shares voting can elect all directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person or persons to the Board of Directors.

ITEM 2.   EXHIBITS*

          1. Annual Report on Form 10-K for the fiscal year ended September 27, 1995.

          2. Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 1996.

          3.   Proxy Statement dated January 15, 1996.

          4.   Articles of Incorporation of the Company, as amended.

          5.   Bylaws of the Company, as amended.

          6.   Specimen Certificate

          7. Annual Report to Shareholders for the fiscal year ended September 27, 1995.

          * Omitted from this Form as filed with the Securities and Exchange Commission in accordance with Instruction II to Item 2.


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                                      SIGNATURES
                                      ----------


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                        CONSOLIDATED PRODUCTS, INC.



                                        By: /s/ James W. Bear
                                            ----------------------------------
                                             James W. Bear
                                             Senior Vice President
                                             and Chief Financial Officer

Date: October 28, 1996


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